                                                                    EXHIBIT 3(i)


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              CMI INDUSTRIES, INC.

               ---------------------------------------------------

                  Pursuant to Sections 245, 242 and 228 of the
                General Corporation Law of the State of Delaware

               ---------------------------------------------------


                  CMI INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware, for the purpose of amending and restating its Certificate of Incorporation, hereby certifies as follows:

                  FIRST: The name of the corporation is CMI INDUSTRIES, INC. (the "Corporation"). The Corporation was originally organized under the name "CMI Holdings, Inc." under the General Corporation Law of the State of Delaware by filing a Certificate of Incorporation with the Secretary of State on November 10, 1986;

                  SECOND: That the Corporation's Certificate of Incorporation, as amended, be amended and restated in its entirety as follows:

                                    ARTICLE I
                                      Name

         The name of the corporation is CMI Industries, Inc.

                                   ARTICLE II
                     Registered Office and Registered Agent

         The address of the Corporation's registered office in the State of Delaware is No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE IIII
                               Corporate Purposes

         The purpose of this Corporation is to engage in, carry on, and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         The Corporation shall possess and may exercise all powers and privileges necessary or convenient to effect the foregoing purpose, including the general powers now or hereafter conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV
                                  Capital Stock

         (a). Designation. The aggregate number of shares of capital stock which the Corporation has authority to issue is 2,100,001 shares, which shall consist of 2,100,000 shares of common stock, $1.00 par value per share ("Common Stock"), and one (1) share of preferred stock, $.001 par value per share ("Preferred Stock"), which preferred share (the "Preferred Share") shall be designated Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock").

         (b). Common Stock. The following provisions shall relate to the Corporation's shares of Common Stock:

                  (i) Voting Rights. Except as set forth herein or as otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.

                  (ii) Dividends and Other Distributions. The Board of Directors of the Corporation may cause dividends to be paid to holders of shares of Common Stock out of funds legally available for the payment of dividends, except that if the Effective Time (as defined below) occurs, no dividend may be issued to holders of Common Stock during the Effective Time. Any dividend or distribution on the Common Stock shall be payable on shares of all Common Stock share and share alike.

                  (iii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to share ratably, share and share alike, in the remaining net assets of the Corporation.

         (c) Series A Preferred Stock. Except as provided herein or as required by law, the holder of the Preferred Share shall be entitled to no rights or privileges with respect to the Corporation.

                  (i) Voting Rights. During the period commencing, if at all, on the date the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") enters an order dismissing the Corporation's Chapter 11 bankruptcy case (case no. 01-1660) (the "Bankruptcy Case") and ending on November 5, 2001 (the "Effective Time"), the holder of the Preferred Share shall be entitled to vote on any matter that holders of the Common Stock shall vote. In addition, if the Effective Time occurs, during the Effective Time, the holder of the Preferred Share shall have (A) the sole right (1) to elect one member of the Board of Directors of the Corporation (the "Preferred Director"), (2) to remove and replace such Preferred Director, at any time and from time to time, with or without cause, and (3) to fill any vacancy created by the death or resignation of the Preferred Director; and (B) the right to vote, separately as a class, upon (1) any proposed amendment to this Amended and Restated Certificate of Incorporation and
         (2) any proposed amendment to the Corporation's Bylaws submitted to the stockholders of the Corporation for approval. Except as otherwise expressly provided in Article V and Article VI, and except, if the Effective Time occurs, during the Effective Time, the holder of the Preferred Share shall not have the right to vote on any matters (including the separate election, removal and replacement of a Preferred Director) whatsoever, whether together with the holders of the Common Stock or as a separate class.

                  (ii) Dividends and Other Distributions. The holder of the Preferred Share shall not be entitled to any dividend or distribution.

                  (iii) Liquidation. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the registered holder(s) of the Preferred Share, if then outstanding, shall be entitled to receive out of the net assets of the Corporation, before any payment or distribution shall be made on the Common Shares, cash or other property having a fair market value or some combination thereof in an amount equal to $10.00. The Preferred Share shall not be entitled to any other distribution whatsoever in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                  (iv) Redemption. If the Bankruptcy Court does not enter an order dismissing the Bankruptcy Case on or before July 15, 2001, the Preferred Share shall automatically be redeemed on July 16, 2001 for $10.00, at which time it shall cease to be outstanding and the holder thereof shall deliver the certificate evidencing the same to the Corporation marked "cancelled." If the Bankruptcy Court does enter an order dismissing the Bankruptcy Case on or before July 15, 2001, the Preferred Share shall automatically be redeemed on November 5, 2001 for $10.00, at which time it shall cease to be outstanding and the holder thereof shall deliver the certificate evidencing the same to the Corporation marked "cancelled."

                                    ARTICLE V
                        Voting Requirements For Amendment

         During the period beginning on the date this Amended and Restated Certificate of Incorporation become effective and ending on either (i) July 16, 2001, if the Bankruptcy Court does not enter an order dismissing the Bankruptcy Case on or before July 15, 2001, or (ii)

November 5, 2001, if the Effective Time occurs, any action to alter, amend, repeal or modify any provision contained in this Amended and Restated Certificate of Incorporation shall be null and void unless approved by (a) a simple majority of the then issued and outstanding shares of Common Stock and
(b) the holder of the Preferred Share.

                                   ARTICLE VI
                                     Bylaws

         The Corporation's Board of Directors is expressly authorized to alter, amend, repeal or adopt the Bylaws of the Corporation; provided, that during the period beginning on the date this Amended and Restated Certificate of Incorporation become effective and ending on either (i) July 16, 2001, if the Bankruptcy Court does not enter an order dismissing the Bankruptcy Case on or before July 15, 2001, or (ii) November 5, 2001, if the Effective Time occurs, any action to alter, amend, repeal or adopt the Bylaws of the Corporation shall be null and void unless approved by (i) a simple majority of the Board of Directors and (ii) the Preferred Director.

                                   ARTICLE VII
                                    Duration

         The Corporation shall have perpetual existence.

                                  ARTICLE VIII
                        Powers of the Board of Directors

         For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided that the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Amended and Restated Certificate of Incorporation and of the Bylaws of the Corporation.

         (a) Subject to the provisions of Article IV of this Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

         (b) The Board of Directors shall have power without the assent or vote of the stockholders:

                  (i) Subject to the provisions of Article IV of this Amended and Restated Certificate of Incorporation, to make, alter, amend, change, add to or repeal the Bylaws of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends; and

                  (ii) To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders.

         (c) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any bylaw from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

         (d) Except as otherwise provided in this Amended and Restated Certificate of Incorporation, any action that is required to be taken at any annual or special meeting of the stockholders of the corporation or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of not less than two-thirds (2/3) of the outstanding shares of the Corporation's Common Stock.

         (e) In the event that the Preferred Director determines, in his or her sole discretion, that a matter to be determined by the Board of Directors will not, in the opinion of the Preferred Director, have an impact on the holder of the Preferred Share (each such matter being referred to as a "Neutral Matter"), the Preferred Director shall be recused from any meeting addressing such Neutral Matter and shall abstain from any vote of the Board of Directors relating to such Neutral Matter.

                                   ARTICLE IX
                             Limitation of Liability

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal or modification of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director prior to such amendment, repeal, or modification.

                                    ARTICLE X
                                 Indemnification

         The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

         Neither the amendment nor repeal of any provision of this Article X, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article X, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

                                   ARTICLE XI
             Actions Requiring the Consent of the Preferred Director

         If the Effective Time occurs, during the Effective Time (but not thereafter), the Corporation shall not, without the affirmative vote of the Preferred Director, which vote shall be in writing and given prior to such action:

                  (a) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, consent to, acquiesce in or refuse to challenge the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or any substantial part of its property, or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Corporation;

                  (b) be a party to any merger or consolidation or, other than (i) in the ordinary course of its business, (ii) pursuant to agreements, arrangements or understandings in effect on the date this Amended and Restated Certificate of Incorporation becomes effective, or
         (iii) to secure or support indebtedness for borrowed money, reimbursement agreements in respect of letters of credit or capitalized lease obligations, sell, transfer, assign, convey hypothecate, encumber or lease in one transaction or any series of transactions any substantial part of the assets of the Corporation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of any corporation, partnership, joint venture or any other entity; or

                  (c)      dissolve.

                                   ARTICLE XII
         Private Property of Stockholders Not Subject to Corporate Debts

         The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

                                  ARTICLE XIII
                       Certain Compromises or Arrangements

         Except as otherwise provided herein, whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. Except as otherwise provided herein, if a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                   ARTICLE XIV
                                   Amendments

         Except as provided in Articles IV and V hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in any manner now or hereafter provided herein or by statute and, all rights, preferences and privileges conferred by this Amended and Restated Certificate of Incorporation upon stockholders, directors or any other person are granted subject to such right.

                  THIRD: This Amended and Restated Certificate of Incorporation has been duly approved and adopted by the Board of Directors and stockholders of this Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by an authorized officer of this Corporation on this 20th day of June, 2001.

                                    CMI INDUSTRIES, INC.



                                    By: /s/ JAMES A. OVENDEN
                                        -----------------------------------
                                        Name:  James A. Ovenden
                                        Title: Executive Vice President